Exhibit 99.1

LiveVox, a Leading Cloud-Based Contact Center Platform, to Merge with Crescent Acquisition

Corp to Become a Publicly Traded Company in an $840 Million Transaction

LiveVox will be only the second publicly-traded pure-play CCaaS company

Transaction includes $75 million PIPE anchored by top-tier mutual fund and institutional investors

Current LiveVox owners, led by majority shareholder Golden Gate Capital, expect to hold approximately 59% of the newly public company

San Francisco, CA - LiveVox, a leading cloud-based provider of customer service and digital engagement tools, today announced it has entered into a merger agreement with Crescent Acquisition Corp (NASDAQ: CRSA), a publicly-traded special purpose acquisition company. Upon closing of the transaction, LiveVox will become a publicly traded company, and its common stock will be listed on NASDAQ under the symbol “LVOX”.

Founded in 2000, LiveVox is a next-generation contact center platform that seamlessly unifies omnichannel communications, CRM, and WFO functionality into a single cloud-based customer engagement solution. Facilitating over 14 billion interactions annually, LiveVox simplifies the customer engagement process by unifying all conversations and interactions into a single pane of glass, creating a seamless transition for agents across communication mediums. The Company distinguishes itself from its closest competitors by reducing or eliminating the greatest friction points that prospective customers face, including security, compliance, and data integration. By removing these barriers, LiveVox makes the AI and digital applications customers want easy to implement. The Company expects to generate $129 million of revenue in 2021, approximately 26% higher than its 2020 revenue.

“We capitalize on the growing need for support agents to provide an unparalleled customer experience with our unique solutions platform,” said Louis Summe, co-founder & CEO of LiveVox, who will continue to lead the business post-transaction. “Our full-service offering allows our clients to provide their customers with the exceptional relationship management they deserve along with the safety, security and ease of integration they have long come to expect.”

“We believe that LiveVox’s state-of-the-art software, its visionary management and its broad enterprise customer base position it perfectly to accelerate its growth with the visibility and capital from this transaction, Robert Beyer, Executive Chairman, and Todd Purdy, CEO of Crescent Acquisition Corp, jointly said. “Global conditions have pushed digital transformation to the forefront, and customer-facing businesses are anxious for a decisive leap towards a unified, cloud-based solution. We are also fortunate to have found such an exciting growth opportunity within the portfolio of an industry-leading private equity firm, Golden Gate Capital, who will remain a significant shareholder and partner and continue to guide the Company’s next level of substantial growth in the public markets.”

“We have been incredibly impressed by LiveVox’s expansive growth since we invested in the Company seven years ago,” said Rishi Chandna, Managing Director of Golden Gate Capital. “LiveVox’s meaningful investment in its product portfolio and focus on building out the Company’s sales and marketing efforts has transformed the business into a leading pure-play CCaaS provider with a larger total addressable market. We are excited to continue working closely with LiveVox, alongside our new partner in Crescent, to support the Company’s management team in delivering mission critical, easy-to-deploy contact center software to enterprise customers.”

Transaction Overview

The transaction has been unanimously approved by the Board of Directors of Crescent Acquisition Corp, as well as the Board of Directors of LiveVox and is subject to the satisfaction of customary closing conditions, including the approval of the shareholders of Crescent Acquisition Corp.

The combined entity will receive approximately $250 million from Crescent’s trust account, assuming no redemptions by Crescent’s public stockholders, as well as $75 million in proceeds from a group of institutional investors and $25 million from a forward purchase agreement entered into by Crescent Capital Group Holdings LP. Upon completion of the transaction and assuming no redemptions, Golden Gate Capital and various current minority owners of LiveVox expect to hold approximately 59% of the newly public company, subject to various purchase price adjustments. Of the total approximately $350 million of cash from Crescent and the other institutional investors, up to $220 million will be used to purchase a portion of the equity owned by existing LiveVox shareholders, an anticipated $100 million will be added to LiveVox’s balance sheet to be used to accelerate and enhance the Company’s commitment to providing a superb customer experience through its next-generation contact center platform, and the remainder will be used to pay transaction expenses. Upon the closing of the transaction, Crescent Acquisition Corp’s name will be changed to “LiveVox Holdings, Inc.”

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Crescent Acquisition Corp with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

Conference Call Information

Crescent Acquisition Corp’s investor conference call and presentation discussing the transaction can be accessed by visiting www.crescentspac.com. A telephone replay of the call is available by dialing 412-317-6671 and entering passcode 14296511. A transcript of the call will also be filed by Crescent Acquisition Corp with the SEC.

Advisors

Credit Suisse is acting as lead placement agent, financial advisor and capital markets advisor and BofA Securities, Inc. is acting as private placement agent and capital markets advisor for Crescent Acquisition Corp. Goldman Sachs & Co. LLC, Jefferies Group LLC and Stifel Financial Corp. are serving as financial advisors to LiveVox. Kirkland & Ellis LLP is acting as legal counsel to LiveVox and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Crescent Acquisition Corp.

About LiveVox

LiveVox is a next-generation contact center platform that powers more than 14 billion transactions a year. By seamlessly integrating omnichannel communications, CRM, and WFO, LiveVox delivers exceptional agent and customer experiences, while helping to reduce compliance risk. LiveVox’s reliable, easy-to-use technology enables effective engagement strategies on channels of choice to help drive contact center performance. Founded in 2000, LiveVox is headquartered in San Francisco with offices in Atlanta, Denver, St. Louis, Colombia, and Bangalore. To learn more, visit www.livevox.com.

About Crescent Acquisition Corp

Crescent Acquisition Corp is a Special Purpose Acquisition Company formed by Crescent Capital, Robert D. Beyer and Todd M. Purdy for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $17 billion of committed capital. The principals of Golden Gate Capital have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Notable software and services investments sponsored by Golden Gate Capital include Infor, BMC, Neustar, Ensemble Health Partners, Vector Solutions, and 20-20 Technologies.

Additional Information about the Proposed Transaction and Where to Find It

This communication may be deemed solicitation material in respect of the proposed business combination between Crescent Acquisition Corp and LiveVox (the “Business Combination”). The Business Combination will be submitted to the stockholders of Crescent Acquisition Corp and LiveVox for their approval. In connection with such stockholder vote, Crescent Acquisition Corp intends to file with the SEC a preliminary proxy statement on Schedule 14A and, when completed, will mail a definitive proxy statement to its stockholders in connection with Crescent Acquisition Corp’s solicitation of proxies for the special meeting of the stockholders of Crescent Acquisition Corp to be held to approve the Business Combination. This communication does not contain all the information that should be considered concerning the proposed Business Combination and the other matters to be voted upon at the special meeting and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. Crescent Acquisition Corp’s stockholders and other interested parties are urged to read, when available, the preliminary proxy statement, the amendments thereto, the definitive proxy statement and any other relevant documents that are filed or furnished or will be filed or will be furnished with the SEC carefully and in their entirety in connection with Crescent Acquisition Corp’s solicitation of proxies for the special meeting to be held to approve the Business Combination and other related matters, as these materials will contain important information about LiveVox and Crescent Acquisition Corp and the proposed Business Combination. The definitive proxy statement will be mailed to the stockholders of Crescent Acquisition Corp as of the record date to be established for voting on the proposed Business Combination and the other matters to be voted upon at the special meeting. Such stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at http://ww.sec.gov, at the Company’s website at http://www.crescentspac.com or by directing a request to Crescent Acquisition Corp, 11100 Santa Monica Blvd., Suite 2000, Los Angeles, CA 90025.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be made directly in this communication. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon management estimates and forecasts and reflect the views, assumptions, expectations, and opinions of Crescent Acquisition Corp or LiveVox, as the case may be, as of the date of this communication, and may include, without limitation, changes in general economic conditions, including as a result of COVID-19, all of which are accordingly subject to change. Any such estimates, assumptions, expectations, forecasts, views or opinions set forth in this communication constitute Crescent Acquisition Corp’s or LiveVox’s, as the case may be, judgments and should be regarded as indicative, preliminary and for illustrative purposes only. The forward-looking statements and projections contained in this communication are subject to a number of factors, risks and uncertainties, some of which are not currently known to Crescent Acquisition Corp or LiveVox, that may cause Crescent Acquisition Corp’s or LiveVox’s actual results, performance or financial condition to be materially different from the expectations of future results, performance of financial condition. Although such forward-looking statements have been made in good faith and are based on assumptions that Crescent Acquisition Corp or LiveVox, as the case may be, believe to be reasonable, there is no assurance that the expected results will be achieved. Crescent Acquisition Corp’s and LiveVox’s actual results may differ materially from the results discussed in forward-looking statements. Additional information on factors that may cause actual results and Crescent Acquisition Corp’s performance to differ materially is included in Crescent Acquisition Corp’s periodic reports filed with the SEC, including but not limited to Crescent Acquisition Corp’s annual report on Form 10-K for the year ended December 31, 2019 and subsequent quarterly reports on Form 10-Q. Copies of Crescent Acquisition Corp’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov or may be obtained by contacting Crescent Acquisition Corp. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and neither Crescent Acquisition Corp nor LiveVox undertake any obligations to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This communication is for informational purposes only and does not constitute an offer or invitation for the sale or purchase of securities, assets or the business described herein or a commitment to the Company or the LiveVox with respect to any of the foregoing, and this communication shall not form the basis of any contract, nor is it a solicitation of any vote, consent, or approval in any jurisdiction pursuant to or in connection with the Business Combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in Solicitation

Crescent Acquisition Corp and LiveVox, and their respective directors and executive officers, may be deemed participants in the solicitation of proxies of Crescent Acquisition Corp’s stockholders in respect of the Business Combination. Information about the directors and executive officers of Crescent Acquisition Corp is set forth in the Company’s Form 10-K for the year ended December 31, 2019. Information about the directors and executive officers of LiveVox and more detailed information regarding the identity of all potential participants, and their direct and indirect interests, by security holdings or otherwise, will be set forth in the proxy statement for the Business Combination when available. Additional information regarding the identity of all potential participants in the solicitation of proxies to Crescent Acquisition Corp’s stockholders in connection with the proposed Business Combination and other matters to be voted upon at the special meeting, and their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement that the Company intends to file with the SEC. Investors may obtain such information by ready such proxy statement when it becomes available.

Contacts

For LiveVox:

Investor Contact:

Michael Bowen and Marc Griffin

LiveVoxIR@icrinc.com

203-682-8299

Media Contact:

Katie Creaser

LiveVoxPR@icrinc.com

516-993-6584

For Crescent Acquisition Corp.:

Investor Contact:

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

424-238-6249

Media Contact:

Bill Mendel

Mendel Communications

Bill@mendelcommunications.com

For Golden Gate Capital:

Sard Verbinnen & Co

David Isaacs / Chloe Clifford

GoldenGate-SVC@sardverb.com